Exhibit 10.7
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the 30th day of May, 2006 (the “Effective Date”) by and between Synthesis Energy Systems, Inc., a Delaware corporation (the “Corporation”), and Timothy E. Vail, an individual residing at 5106 Doliver, Houston, Texas 77056 (the “Executive”) under the following terms and conditions:
RECITALS:
     WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:
     1. Employment Period. The Corporation hereby agrees to employ the Executive as its Chief Executive Officer, and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on or before the date the Corporation closes its first round of financing in connection with the Corporation’s approximately $15-30 million private placement of its common stock, with Union Charter Financial, Ltd. acting as the placement agent, or such earlier date as may be mutually agreed upon in writing by the Corporation and the Executive (the “Commencement Date”) and ending on the fourth anniversary of the Commencement Date (the “Employment Period”).
     2. Position/Duties.
          (a) The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall, except as otherwise expressly provided herein, devote his full-time energies and talents exclusively to serving in the capacities of Chief Executive Officer of the Corporation in the best interests of the Corporation. As Chief Executive Officer of the Corporation, the Executive shall perform the duties and functions that are normal and customary to such position, including, without limitation, the usual duties of a Chief Executive Officer and those duties assigned to him from time to time by the Board of Directors of the Corporation (the “Board”). In such capacity, the Executive will be responsible, subject to the direction of the Board, for all aspects of the operations, financial performance, marketing, sales, recruiting, technology, budgeting, accounting, legal, regulatory, administrative and general management of the Corporation’s business.
          (b) In addition, the Executive shall not, without prior written consent from the Board (which consent shall not be unreasonably withheld):
          (i) serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than (A) the Corporation, (B) civic, charitable, or other public service organizations or (C) The Village School, a private school in Houston, Texas owned and controlled by Executive; or
          (ii) have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder; provided, however, the Executive shall (X) disclose to the Board any 5% ownership interest in any enterprise, (Y) disclose any financial relationship or ownership (regardless of such percentage), with any supplier, customer or partner of the Corporation or any of its subsidiaries, and (Z) not cause a conflict of interest between the Corporation or any of its subsidiaries on the one hand and any supplier, customer or partner of the Corporation or any of its subsidiaries on the other hand.
          (c) Notwithstanding the foregoing, the Corporation acknowledges that the Executive has disclosed that he is currently involved in a number of outside activities listed on Schedule 2 attached hereto. Such involvement is approved by the Corporation and the Corporation acknowledges that the Executive’s mere participation in such activities will not be deemed a breach of this Agreement by the Executive. In connection with approving the Executive’s outside activities, it is anticipated that such outside activites shall not, on average, consume more than two (2) business days per month of the Executive’s schedule. Schedule 2 may be changed from time to time to accommodate the Executive’s activities upon disclosure by the Executive and approval by the Board.
          (d) The Executive is currently a member of the Board. During the Employment Period, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of his then current term.
     3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:
          (a) Beginning on the Commencement Date, the Executive shall be entitled to an initial base salary of $10,000 per month (the “Base Salary”), payable at the end of each month during the Employment Period (except that the salary to be paid during the first and last month of the Employment Period shall be on a pro rata basis determined by a fraction the numerator of which is the number of business days the Executive worked during such month and the denominator of which is the number of business days in such month) and subject to normal tax withholding.
          (b) Upon the closing of the Corporation’s next round of equity financing, the Executive’s Base Salary shall increase to $12,500 per month, payable as provided in paragraph (a), above.
          (c) Upon the closing of the Corporation’s first development project (which shall be deemed to occur when project financing is approved and made available to such project), the Executive’s Base Salary shall increase to $15,000 per month, payable as provided in paragraph (a), above.
          (d) During the Employment Period, the amount of the Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board, which shall be established by the Board and consist of at least two (2) non-employee directors (the

“Compensation Committee”), on or before each anniversary of the Commencement Date to determine whether an increase in the Executive’s Base Salary is appropriate. Currently the Executive is a member of the Compensation Committee. In concurrence with the Commencement Date, the Executive will resign his position on the Compensation Committee.
          (e) For each fiscal year of the Corporation (the “Bonus Period”), in addition to receiving the Base Salary, the Executive shall be entitled to a performance bonus (the “Bonus”) if the Executive has met the performance criteria set by the Compensation Committee for such Bonus Period. Notiwthstanding the foregoing, the first Bonus Period shall include the remainder of the calendar year 2006 through the end of the Corporation’s fiscal year that expires in the calendar year 2007. The Bonus for the Executive shall, at a minimum, be at least fifty percent (50%) of the Executive’s yearly Base Salary for meeting established criteria, but otherwise shall be at the discretion of the Compensation Committee (provided, however, that the minimum Bonus for the remainder of the calendar year 2006 shall be 50% of the Base Salary actually received by the Executive during the calendar year 2006). The performance criteria for the first Bonus Period is as follows:
          (i) the Executive shall successfully conclude the Corporation’s SEC Registration as well as the listing of the Corporation on the American Stock Exchange; however, if events beyond the control of the Executive prevent the timely completion of either of these tasks, the Compensation Committee may waive this performance criteria;
          (ii) the Executive shall successfully coordinate and manage the Corporation’s project development efforts in both China and the United States;
          (iii) the Executive shall successfully manage and oversee the development of a strategic alliance, partnership and/or relationship effort headed by the Corporation’s Chief Financial Officer; and
          (iv) the Executive shall successfully build the Corporation’s technical and engineering competency with an immediate focus on the development of U-Gas® gasification technologies and supporting engineering.
          (f) Performance criteria for all subsequent Bonus Periods shall be set by the Employer so that all performance criteria are reasonably achievable in light of business conditions that exist at the time such criteria are set. The Corporation shall set the performance criteria as soon as practicable for such Bonus Period (but in no event later than 30 days before the commencement of the Bonus Period) and the Executive shall have the opportunity to meet with and discuss such criteria with the Compensation Committee prior to the finalization of such criteria. Upon completion of the performance criteria for the applicable Bonus Period, such criteria shall be communicated to the Executive in writing. If the Executive meets the performance criteria set by the Compensation Committee, the Corporation shall pay the Executive the earned bonus within 30 days after the end of such applicable Bonus Period.
          (g) The Executive shall be a participant in certain executive benefit plans adopted by the Corporation if and when such plans are adopted, on substantially the same terms and conditions as other senior executives of the Corporation.

          (h) The Executive shall be entitled to receive the following perquisites:
          (i) Reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by the Executive (including dental, vision, accidental death and dismemberment, disability and life insurance (such life insurance policy not to exceed $1 million in value)) from the date hereof until the Corporation is able to provide comparable insurance policies for the Executive. The Corporation has the right, but not the obligation, to purchase, replace or assume responsibility for any such insurance policies; provided, however, that under any and all circumstances the Executive shall receive at least the same benefits as contained in any of the policies purchased, replaced or assumed by the Corporation and prior to taking any such action, the Corporation shall consult with the Executive to ensure that the Executive remains covered by and receives at least the same benefits under such policies during the period after which the Corporation exercises its rights under this paragraph 3(g)(i) and consummates the purchase, replacement or assumption of such policies. Prior to making any reimbursements pursuant to this paragraph 3(g)(i), the Corporation may request appropriate documentation as evidence of such premium payments.
          (ii) Reimbursement of any relocation expenses if such relocation is requested by the Corporation and the Executive relocates pursuant to such request.
          (iii) The Executive shall be entitled to an annual paid vacation equal to the greater of (i) the Corporation’s policy applicable to senior executives, or (ii) four weeks per year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Corporation.
          (i) The Executive shall be entitled to participate in the Corporation’s 2006 Stock Option Plan (the “Plan”) pursuant to the terms and conditions set forth therein and the discretion of the Board. In connection with the Plan, the Executive shall be granted options to purchase up to 2,350,000 shares of the Corporation’s capital stock at an exercise price equal to $3.00 per share, which options shall vest as follows: 470,000 shares shall vest as of the Effective Date, and the remainder of such options shall vest on the following four (4) annual anniversary dates of the Effective Date in equal installments of 470,000 shares. Such options shall also be subject to such other requirements set forth in a Stock Option Agreement to be entered into by and between the Corporation and the Executive.
          (j) To the extent it is determined that the stock options granted to the Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive shall be entitled to receive additional payments from the Corporation in amounts necessary to cover the taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Executive as a result of (i) Section 409A of the Code covering the grant of options hereunder, and (ii) receiving such additional payments to cover the taxes imposed under Section 409A of the Code.
          (k) The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Agreement: (i)

provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code; (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation and are not in violation of the Corporation’s expense reimbursement policies; and (iii) provided that the Executive provides the Corporation with the corresponding expense reports in a timely manner consistent with the Corporation’s policies. Notwithstanding the foregoing, in the event of extraordinary or unusual expenses, the Executive shall first obtain the Compensation Committee’s approval prior to incurring such expenses. In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request. The Corporation acknowledges that the Executive may decide to utilize his personal aircraft for Corporation business. The Corporation will reimburse the executive the lesser of (i) the cost of a comparable commercial airline fare for all company employees traveling with the Executive or; (ii) the actual operating cost of the flight, which shall be deemed to include fuel costs, pilot expenses and engine reserves. The Executive will be responsible for preparing and presenting acceptable documentation to the Corporation related to the aforementioned costs.
     4. Restrictive Covenants. The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Corporation’s business; (ii) the Executive’s work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation and its customers; and (iii) the agreements and covenants contained in this paragraph 4 are essential to protect the business interests of the Corporation and that the Corporation will not enter into the Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:
          (a) Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and for five (5) years after the Executive’s employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 4(a) shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (b) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (c) is disclosed by the Executive in the ordinary course of the Corporation’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation. The Executive further agrees that he shall not make any statement or disclosure that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates
          (b) Non Competition. The Executive agrees that for the period commencing on the Commencement Date and ending on the eighteen (18) month anniversary if the Executive is terminated for cause or voluntarily resigns (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in the People’s Republic of China, the Republic of India, the United States of America or any other country in which the Corporation or any of its subsidiaries is then doing business, which is directly or indirectly in competition with the Business of the Corporation or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its affiliates; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this paragraph 4(b) so long as the Executive is not an officer, director, employee or consultant of such Person. The “Business” of the Corporation shall mean the actual or intended business of the Corporation during the Employment Period and as of the date the Executive leaves the employment of the Corporation, including, but not limited to, poly-generation and syngas production. As of the date hereof, the Business of the Corporation is to provide distributed power, utility services and coal gasification plant development, operations and maintenance based on coal gasification technology. The restrictions set forth in this paragraph 4(b) are not applicable to large scale public utilities that may have gasification operations, provided that these utilities do not utilize U-Gas or other low-Btu coal gasification technologies or the downstream products derived from these technologies. The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (i) employ or solicit for employment or endeavor in any way to entice away from employment with the Corporation or its affiliates any employee of the Corporation or its affiliates; (ii) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Corporation to discontinue, reduce or modify such relationship with the Corporation; nor (iii) solicit any of the Corporation’s identified potential acquisition candidates.
          (c) Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in paragraphs 4(a) or 4(b) (the “Restrictive Covenants”), the Executive acknowledges and agrees that the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.
          (d) Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

          (e) Proprietary Rights. The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the Corporation are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation’s interests. The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. The Executive hereby assigns to the Corporation any rights which he may have in any such trade secret or proprietary information.
     5. Termination and Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with paragraph 3(f), the Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:
          (a) Termination Without Cause. The Executive may only be terminated without cause by a majority vote of the Board (with the Executive recusing himself from such vote); provided that the Executive shall be entitled to be heard by the Board with respect to such termination prior to the Board’s vote. In the event the Corporation terminates the Executive’s employment under this Agreement without cause, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination. Additionally, and conditioned upon the Executive’s voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief the Executive may assert against the Corporation, the Executive shall be entitled to receive:
          (i) all payment of his Base Salary (as of the date of termination date) in accordance with the provisions of paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for less than six (6) months;
          (ii) payment of any Bonus that otherwise would have been payable to the Executive under paragraph 3(e) through the effective date of termination; and
          (iii) any unvested stock options described in paragraph 3(h) shall automatically vest as of the date of such termination.
     In the event the Board elects to terminate the Executive in connection with the Corporation materially and continuously (i.e., for a period of at least 6 consecutive quarters) failing to meet the financial targets reasonably established by the Board, then such termination shall be deemed a termination without cause and the Executive shall be entitled to receive all of the payments and benefits described in this paragraph 5(a) except that any unvested stock options described in paragraph 3(h) shall be deemed terminated and of no further force of effect.

          (b) Voluntary Resignation. The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation one hundred twenty (120) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive’s voluntary resignation be effective (i) immediately upon notice of such resignation, or (ii) or such period that is less than the 120-day period set forth in the Executive’s notice of resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation. However, for purposes of this paragraph 5, the Executive’s termination of employment with the Corporation shall not be construed as a voluntary resignation and shall be construed as “good reason” if the Executive resigns following the occurrence of one of the following events:
          (i) the relocation of the Executive’s office outside of the greater Houston, Texas metropolitan area;
          (ii) a material breach of any of the provisions of this Agreement; or
          (iii) the failure by the Corporation to re-elect the Executive as a member of the Board.
If the Executive terminates his employment with the Corporation for “good reason”, then the Executive shall be entitled to receive:
          (x) all payment of his Base Salary (as of the date of termination date) in accordance with the provisions of paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for less than six (6) months;
          (y) payment of any Bonus that otherwise would have been payable to the Executive under paragraph 3(e) through the effective date of termination; and
          (z) any unvested stock options described in paragraph 3(h) shall automatically vest as of the date of such termination.
     (c) Termination for Cause. The Executive may only be terminated for cause by a majority vote of the Board; provided that the Executive shall be entitled to be heard by the Board with respect to such termination prior to the Board’s vote. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for cause. For purposes of this Agreement, the Executive shall be considered terminated for “cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:
          (i) the Executive becomes habitually addicted to drugs or alcohol;
          (ii) the Executive discloses confidential information in violation of paragraph 4(a) and such disclosure has a material adverse effect on the Corporation, or engages in competition in violation of paragraph 4(b);

          (iii) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;
          (iv) the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);
          (v) the Executive flagrantly disregards his duties under this Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of ten (10) days after such notice to cure such misconduct;
          (vi) any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or
          (vii) the Executive commits an act of fraud against the Corporation.
          (d) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive’s employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination. The Executive, however, shall be entitled to retain all shares of stock that have vested as of such date. For purposes of this paragraph 5(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation’s long term disability plan (if any) and applicable law.
          (e) Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive’s death, except payments due and owing as of such date. The Executive’s estate, however, shall be entitled to retain all shares of stock that have vested as of such date.
          (f) Stock Options. In the event of the termination of this Agreement (regardless of reason), and notwithstanding anything to the contrary contained herein, the Executive must exercise all vested stock options issued to the Executive pursuant to this Agreement within six (6) months after the effective termination date of this Agreement.
     6. Change in Control; Gross-Up Payments.
          (a) A “Change in Control” shall be deemed to have occurred if in the context of a single event or series of related events, more than 50% of the voting power of the Corporation’s outstanding securities shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the shareholders of the Corporation as of December 31, 2005. If a Change in Control and any Change in Control Qualifying Event (as defined below) shall occur, the Executive shall be permitted to terminate his employment within sixty (60) days of such Change in Control Qualifying Event (to the extent that such Change in Control Qualifying Event is not the termination of this Agreement by the Corporation as provided below). For purposes hereof, a “Change in Control Qualifying Event” shall include the occurrence of any of the following within one hundred eighty (180) days following the occurrence of the Change in Control: (i) a termination of this Agreement by the Corporation other than for Cause, (ii) a significant diminution, without mutual agreement of the parties, in the nature and scope of the Executive’s authority, power, functions or duties, (iii) the Corporation assigns to the Executive, without mutual agreement of the parties, substantial additional duties or responsibilities which are inconsistent with the duties of the Executive under this Agreement, or (iv) the Corporation’s requirement, without the Executive’s prior written consent, that the Executive perform the duties required of him under this Agreement at a home office location other than the greater Houston, Texas metropolitan area. Upon the occurrence of a Change of Control or a Change of Control Qualifying Event, all unvested stock options held by the Executive shall automatically vest on the effective date of the Change of Control, regardless of whether the Executive terminates his employment with the Corporation.
          (b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation or any affiliate, any person whose actions result in a change of ownership or effective control of the Corporation covered by Section 280G(b)(2) of the Code or any person affiliated with the Corporation or such person) as a result of such change in ownership or effective control of the Corporation (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (c) All determinations required to be made under this paragraph 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally or regionally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. The Accounting Firm shall be jointly selected by the Corporation and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Corporation or its affiliated companies. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this paragraph 6, shall be paid by the Corporation to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion, based upon “substantial authority” (within the meaning of Section 6230 of the Code), that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.
     7. Successors and Assignment. Subject to the Executive’s rights under paragraph 6, this Agreement shall be binding on, and inure to the benefit of the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person. The Corporation may assign this agreement to any of its direct and indirect subsidiaries.
     8. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his or her creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon his or her death.
     9. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.
     10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:
(a)	to the Executive addressed as follows:

Timothy E. Vail 5106 Doliver Houston, Texas 77056 Tel: (713) 898 — 0444 Fax: (713) 979 — 9341

(b)	to the Corporation addressed as follows:

Synthesis Energy Systems, Inc. 13077 Westella Drive Houston, Texas 77077 Attn: Chairman of the Board Tel: (713) 898 — 0444 Fax: (713) 979 — 9341

     11. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.
     12. Applicable Law; Jurisdiction. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware. Harris County district courts shall have jurisdiction with regard to all matters relating to the interpretation and enforcement of this Agreement.
     13. ATTORNEY AND TRIAL COSTS. IN REGARD TO ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO, THE PREVAILING PARTY IN SUCH ACTION SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND COSTS INCURRED TO ENFORCE ANY OF ITS RIGHTS HEREUNDER; PROVIDED, HOWEVER, THAT A PARTY SHALL NOT BE DEEMED A PREVAILING PARTY IN THE EVENT A TEMPORARY RESTRAINING ORDER OR A TEMPORARY INJUNCTION IS ISSUED IN FAVOR OF SUCH PARTY.
     14. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 4(a) shall survive for five (5) years after the expiration of this Agreement and paragraph 4(b) shall terminate upon the expiration of the Non-Competition Period.
*      *      *

     IN WITNESS WHEREOF, the Executive and the Corporation have executed this Agreement as of the day and year first above written.

/s/ Timothy E. Vail

TIMOTHY E. VAIL

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Lorenzo D. Lamadrid
Its: Chairman of the Board